Exhibit 99.1
Borderfree Expands Global Ecommerce Reach with Acquisition of DutyCalculator
Accelerates Borderfree’s International Strategy and Data Services Capabilities
NEW YORK, NY - January 26, 2015 - Borderfree (NASDAQ: BRDR), a market leader in global ecommerce solutions, announced it will acquire Bundle Tech Limited, the operator of DutyCalculator, a provider of cloud-based global trade and customs compliance data services.
Through this acquisition, Borderfree further strengthens the global footprint of its ecommerce platform and services. The move expands Borderfree’s trade compliance data services capabilities and brings a broader, more comprehensive offering to the rapidly expanding international ecommerce marketplace.
DutyCalculator’s customers, including retailers, service providers, importers and exporters and consumers, are located primarily outside of the U.S. and are able to tap into the company’s vast, cloud-based tools to accurately classify products, calculate tariffs and receive up-to-date international trade and customs compliance information for nearly 100 countries.
The acquisition of DutyCalculator reduces the need for Borderfree to source similar data from third parties. In addition to lowering Borderfree’s transactional costs, the technology will drive new long-term revenue opportunities and help the company better serve its customers, which include some of the world’s leading global retailers and brands.
“This is a major strategic win for Borderfree on multiple fronts,” said Michael DeSimone, CEO of Borderfree. “DutyCalculator accelerates our strategy to expand our presence in the European global ecommerce space, enhance our platform and data services capabilities and help our customers grow their global businesses.”
With offices in Brighton, UK, DutyCalculator will continue under the leadership of Andre Schmidt, founder and CEO of DutyCalculator. Mr. Schmidt will expand his responsibilities to lead the combined company’s efforts with regard to data services and marketplace strategies.
“Borderfree and DutyCalculator share the same vision for the growth of global ecommerce, and we’re excited to integrate our technology and product capabilities with Borderfree’s market-leading platform to deliver a broad range of ecommerce solutions to international customers,” says Mr. Schmidt.
The acquisition has been completed for a purchase price of approximately $22 million in cash. Borderfree will discuss details of the financial impact of the transaction as part of its fourth quarter 2014 earnings conference call in February.
About Borderfree

Borderfree is a market leader in global ecommerce, operating a technology and services platform that the world’s most iconic brands rely on to expand globally and transact with customers in more than 100 countries and territories and more than 60 currencies worldwide. Borderfree manages all aspects of the international shopping experience, including site localization, multi-currency pricing, payment processing, fraud management, landed cost calculation, customs clearance and brokerage and global logistics services while maintaining the integrity of our customers’ brand and the consumer experience. Borderfree is headquartered in New York City with offices in Tel Aviv, Toronto, Dublin and Shanghai. The company trades on the NASDAQ under the symbol BRDR. For more information, visit www.borderfree.com.
About DutyCalculator

DutyCalculator is a cloud-based solution for global tariff classification, import duty calculation and remittance and trade compliance. Owned by UK-based Bundle Tech, DutyCalculator solves the inherent complexity of global trade content through easy-to-use applications, API web services and online tools, a proprietary classification engine supporting close to 700,000 products and accurate and up-to-date global trade content for tariff codes, duty rates, import restrictions and export controls. For more information, visit www.dutycalculator.com

Safe Harbor Provision

This press release includes certain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our acquisition of DutyCalculator and Bundle Tech Limited, the impact that our acquisition will have on our ecommerce platform and services as well as our revenue and results of operations, our online data service capabilities and service offerings, our need to source data from third parties, the role of Andre Schmidt following the acquisition and plans for integrating DutyCalculator and Bundle Tech Limited. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, fluctuations in exchange rates of foreign currencies and our ability to effectively predict such fluctuations, our history of losses, our limited operating history; our ability to retain existing customers and attract new customers; our ability to successfully optimize and operate our logistics network; our ability to keep up with the rapid technological change required to remain competitive in our industry, our ability to manage our growth effectively and successfully recruit additional highly-qualified personnel; our ability to assimilate or integrate acquired businesses, technologies, products, personnel or operations; the price volatility of our common stock, and other risks set forth under the caption "Risk Factors" in our Form 10-Q filed on November 5, 2014, as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

# # #

Investor Relations:	Media Relations:
Denise Garcia	Jennifer Raezer
ICR, Inc.	Borderfree, Inc.
(203) 682-8335	(646) 588-2731
investors@borderfree.com	jennifer@borderfree.com